Exhibit 10.1

Certain identified information marked as [****] has been excluded from this exhibit because it both (i) is not material and (ii) is the type that the Company treats as private or confidential.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (“Agreement”) is entered into as of the as of the date of the last signature below (the “Effective Date”) between:

(i) Alivus Life Sciences Limited (formerly known as Glenmark Life Sciences Limited), a company incorporated under the laws of India and having its registered office at Plot No 170-172, Chandramouli Industrial Estate, Mohol Bazarpeth Solapur-413 213, MH, India and having its corporate office at Technopolis Knowledge Park, A Wing, Office no. 401 to 407, 4thFloor, Mahakali Caves Road, Andheri (E), Mumbai 400093, India, India, (“Alivus”); and

(ii) Napo Pharmaceuticals, Inc., a wholly-owned subsidiary of Jaguar Health, Inc. (“Jaguar”), a Delaware corporation with its registered office at 200 Pine Street, Suite 400, San Francisco, California 94104, USA (Napo Pharmaceuticals, Inc. and Jaguar are collectively referred to as “Napo”).

“Alivus” and “Napo may be referred to herein from time to time individually as a “Party,” and collectively as the “Parties”.

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Napo wishes to have Alivus manufacture and supply to Napo and its Affiliates Crofelemer Final (as defined below) for the manufacturing of Napo’s FDA-approved product, Mytesi®, and for any other Crofelemer-based product manufactured by NAPO or its Affiliates or any third party as appointed by NAPO for human use and/or veterinary use, and Napo has approached Alivus for the manufacturing and fulfillment of Napo’s needs for Crofelemer Final; and

WHEREAS, Alivus, itself or through one of its Affiliates, is willing to manufacture and supply Crofelemer Final for Napo from the Facility (as defined below), on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “AAA” has the meaning set forth in Section 9.11C.

1.2 “Actual Cost” is defined in Appendix 1.2

1.3 “Adulterated” is defined in under Section 501 of the FD&C Act.

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1.4 “Affiliate” of a Party shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.4, “control” shall mean (a) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person or (b) the power to direct the management of such Person by contract or otherwise.

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Applicable Law” shall mean the applicable and then-effective provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or Governmental Authority or other agency having jurisdiction over or related to subject matter of this Agreement.

1.7 “Business Day” means a day other than a Saturday or Sunday or any public holiday in San Francisco, California, USA or in Ankleshwar, Gujarat, India. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.8 “cGMPs” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and in regulations promulgated at 21 C.F.R. Parts 210 and 211, and in other applicable FDA and other regulatory guidance and policy documents.

1.9 “Chronicity” means chronic failure to supply Crofelemer Final, in accordance with the terms of this Agreement, [****].

1.10 “Crofelemer-Based Product” means any therapeutic drug product developed, manufactured, or sold wholesale by Napo or its Affiliates, for human or animal use, for the purposes of clinical study or commercial sale, containing Crofelemer as an active ingredient, including, for example, Mytesi.

1.11 “Crofelemer Final” means [****] of varying chain lengths with an average molecular weight of [****], as per the then current Specifications.

1.12 “CPL” means [****] that meets the Specification as mutually agreed by both Parties as per the Quality Agreement.

1.13 “DAP” means ”Delivered At Place” as defined in the Incoterms 2010, published by the International Chamber of Commerce, to provide standardization of shipping terms and the responsibilities of buyers and sellers.

1.14 “Delivery Readiness Date” has the meaning set forth in Section 2.3E.

1.15 “Dispute” has the meaning set forth in Section 9.11.

1.16 “Effective Date” has the meaning set forth in the preamble hereto.

1.17 “Ex-Works” means ex-works, as defined in the Incoterms 2010, published by the International Chamber of Commerce, to provide standardization of shipping terms and the responsibilities of buyers and sellers.

1.18 “Facility” means [****].

1.19 “Force Majeure” has the meaning set forth in Section 9.4.

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1.20 “FDA” shall mean the U.S. Food and Drug Administration or the equivalent Indian or other global regulatory authorities.

1.21 “FD&C Act” shall mean the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

1.22 “Financial Year” means each successive period of twelve (12) consecutive calendar months commencing on April 1 and ending on March 31.

1.23 “Alivus Indemnitees” has the meaning set forth in Section 7.2.

1.24 “Alivus Intellectual Property” shall have the meaning set out in Section 3.6F(ii).

1.25 “Governmental Authority” shall mean any court, agency, department, authority or other instrumentality of any national, supranational state, county, city or other political subdivision.

1.26 “Indemnified Party” has the meaning set forth in Section 7.3A.

1.27 “Indemnifying Party” has the meaning set forth in Section 7.3A.

1.28 “Invention” means any discovery, improvement, process, formula, data, invention, know-how, trade secret, technique, procedure, device, or other intellectual property, whether or not patentable, including any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of Crofelemer Final or any Crofelemer-Based Product or any discovery or development of a new indication for Crofelemer Final or any Crofelemer-Based Product.

1.29 “Losses” has the meaning set forth in Section 7.1.

1.30 “Manufacture” or “Manufactured” or “Manufacturing”, as the context requires, shall mean to process, manufacture, package, label, hold and/or store, warehouse, quality control testing and quality control analysis, release of the Crofelemer Final by Alivus or by any of its Affiliates on behalf of Alivus.

1.31 “Manufacturing Instructions” means those Napo approved documents describing (i) the processing of CPL into Crofelemer Final and (ii) the testing of the materials, intermediates, and products of such processing.

1.32 “Minimum Purchase Quantity” has the meaning set forth in Section 2.1.

1.33 “Napo Indemnitees” has the meaning set forth in Section 7.1.

1.34 “Napo Intellectual Property” means without limitation, intellectual property (except Alivus Intellectual Property) including (i) batch records (ii) all inventions, occurring before or after the Effective Date related to the Napo Intellectual Property, and (iii) any other patents, trade secrets, copyrights and other technical information and know-how (whether or not patentable), including without limitation methods, processes, practices, formulae, instructions, skills, techniques, procedures, technical assistance, designs, assembly procedures, specifications, test methods, analytical methods, and other material or information that: (i) relates to the development and/or Manufacturing of products containing Crofelemer Final, and (ii) is owned in whole or in part by Napo or its Affiliates.

1.35 “Napo-Supplied CPL” means the CPL supplied by Napo to Alivus hereunder and used by Alivus to Manufacture Crofelemer Final.

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1.36 “Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.37 “Policies” means the insurance policies of both Parties described in Section 5.7C.

1.38 “Prior Agreement” means the Manufacturing and Supply Agreement between the Parties September 3, 2020, as amended.

1.39 “Purchase Price” has the meaning set forth in Section 4.1A.

1.40 “Purchase Order” means with respect to Crofelemer Final, a written purchase order as set out in Section 2.3.

1.41 “Quality Agreement” means the Quality Agreement by and between Napo and Alivus, dated as of June 10, 2021, including any subsequent amendments or modifications that shall be mutually agreed to between the Parties from time to time, (the “Quality Agreement”), which sets forth the quality assurance arrangements, responsibilities and procedures with respect to the Manufacturing of Crofelemer Final, quality testing, the conducting of timely investigations and the resolution of any issues that may arise from time to time, with respect to Crofelemer Final.

1.42 “Recall” means, with respect to any product containing Crofelemer Final, any voluntary or involuntary recalls, market withdrawals, whole shipment returns, stop sales, field corrections or other related actions.

1.43 “Record of Analysis” has the meaning set forth in the Quality Agreement.

1.44 “Regulatory Authority” shall mean any international, national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity (a) whose review and/or approval is necessary (i) for the manufacture, packaging, labeling, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of Crofelemer Final and/or (ii) for reviewing regulatory filings for Crofelemer Final; and/or (b) having authority to review and enforce cGMPs and/or other Applicable Laws relating to Crofelemer Final or the manufacture, development, commercialization, use or sale thereof.

1.45 “Regulatory Requirements” shall mean (a) all specifications, methods of Manufacture, and other information in one or more regulatory submissions related in any way to Crofelemer Final, and (b) all laws, rules, regulations, applicable regulatory guidance documents, and other requirements of any Regulatory Authority that govern Crofelemer Final, including customs requirements and delivery.

1.46 “Specifications” shall mean, with respect to Crofelemer Final, those Crofelemer Final-related specifications, as provided to Alivus by Napo and with respect to CPL, those CPL-related specifications, as provided to Alivus by Napo, all of which shall be set forth in the Quality Agreement.

1.47 “Term” has the meaning set forth in Section 8.1.

1.48 “Third Party” shall mean any Person other than Alivus, Napo and their respective Affiliates.

1.49 “U.S.” or “United States” means the United States of America.

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ARTICLE 2

SUPPLY AND PURCHASE OF CROFELEMER FINAL

2.1 Manufacture and Supply of Crofelemer Final. Subject to the terms of this Agreement, during the Term and any renewal term, Alivus shall Manufacture Crofelemer Final in accordance with the Manufacturing Instructions as approved by Napo and contained in the Specifications and shall supply Crofelemer Final exclusively to Napo and its Affiliates. In consideration of Alivus providing exclusivity to NAPO pursuant to Section 3.1B, Napo shall purchase Crofelemer Final from Alivus in the quantities set forth in Appendix 2.1 (pro-rated for that portion of the Financial Year during which this Agreement is in effect) during the Term pursuant to, and in accordance with, Section 2.3 (the “Minimum Purchase Quantity”). If NAPO fails to purchase the Minimum Purchase Quantity in any Financial Year during the Term, (as such Minimum Purchase Quantity may be adjusted pursuant to Sections 2.1 and 2.3H), NAPO shall pay an amount equal to a) the Purchase Price minus the cost of the CPL, multiplied by b) the adjusted Minimum Purchase Quantity for such Financial Year, as and by way of compensation to Alivus for the exclusivity and as set forth in Section 2.3G. Provided, however, in no event shall a required quantity of Crofelemer Final exceed [****] per calendar quarter until or unless there is capacity expansion planned on the behest of a written request from Napo.

2.2 [INTENTIONALLY LEFT BLANK]

2.3 Purchase Orders for Crofelemer Final.

A. Subject to Section 2.3B, in [****] during the Term, [****], Napo shall provide Alivus with a binding Purchase Order for the quantity of Crofelemer Final to be purchased during such Financial Year. Each Purchase Order for Crofelemer Final shall specify:

i.

the quantity of Crofelemer Final to be ordered in the Purchase Order during the Financial Year for such Purchase Order (the quantity ordered shall be: aa) [****]; bb) in multiples of [****] (i.e., validated, milled and blended lots) of Crofelemer Final; and cc) no more than the full capacity of the Facility (which as of the Effective Date is 500 Kgs. per Financial Year until or unless there is capacity expansion planned on the behest of a written request from Napo));

ii.

the Purchase Price for the quantity of Crofelemer Final being purchased pursuant to such Purchase Order, which, except as set forth in this Agreement, including, without limitation, Section 3.6D, and Section 3.6E, will be non-changeable during the life of the Purchase Order;

iii.

the required delivery date(s), the port of departure and terminal for Ex-works (the Facility) delivery as specified in Section 3.5 (Napo shall specify no more than four (4) delivery dates per year in a given Purchase Order, each delivery date shall fall within 15 days after the end of each quarter, specifically June 30th, September 30th, December 31st, and March 31st); and

iv.	any invoicing information and/or special instructions.

Provided, however, Napo shall have no obligation to provide Alivus with a Purchase Order for a given Financial Year until after Alivus has provided Napo with the Purchase Price for such given Financial Year. Further, if the Purchase Price [****], Alivus will share the Actual Cost data with Napo and the Parties will use commercially reasonable efforts to reduce the Actual Costs.

In the event of any contradiction in the terms of any Purchase Order and this Agreement, the Parties agree that the terms of this Agreement shall prevail, unless otherwise specifically agreed by the Parties in writing.

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B. Notwithstanding Section 2.3A, Napo shall be under no obligation to provide Alivus with a new Purchase Order Pursuant to Section 2.3A until the Purchase Order for the immediately preceding Financial Year has been terminated either by agreement of the Parties or pursuant to Section 2.3H.

C. Alivus shall submit each Purchase Order, within [****] of receipt thereof, to the appropriate Indian authority to obtain an export license for the full amount of Crofelemer Final stated on such Purchase Order.

D. Alivus shall accept or reject, in writing within [****], each Purchase Order from Napo made in accordance with this Agreement. If Alivus does not communicate acceptance or rejection of a Purchase Order within such [****], then the Purchase Order shall be deemed accepted. Once a Purchase Order is placed, Napo shall not amend or cancel such Purchase Order without Alivus’ prior consent. Such consent shall not be unreasonably withheld.

E. Subject to the terms of this Agreement, Alivus shall then be obligated to deliver to Napo or its Affiliates, by the required delivery dates and pursuant to the delivery instructions as are set forth in each Purchase Order and Appendix 2.3E. Alivus shall deliver not less than [****] nor more than [****] of the quantities specified in the Purchase Order applicable to each such delivery date. Each such delivery must be in accordance with any special instructions and/or invoicing information stated in the Purchase Order. Collection of the Crofelemer Final from the Facility shall be made by Napo within a period of [****] from the date of written notification by Alivus to Napo that the Crofelemer Final is ready for delivery (“Delivery Readiness Date”). In no event will the Delivery Readiness Date be prior to the delivery date specified in any given Purchase Order for such Crofelemer Final. Except in case of a Force Majeure event, in the event that Napo fails to collect the Crofelemer Final from the Facility on the Delivery Readiness Date, Napo shall be liable to pay customary and reasonable warehousing charges starting from the Delivery Readiness Date and going until such time as the Crofelemer Final is collected by Napo. Alivus shall have the right to store the Crofelemer Final with a third party or in its own warehouse if not collected within [****] from the Delivery Readiness Date. Subject to the quantity variations set forth in this Section 2.3E, each failure of Alivus to have a Delivery Readiness Date for the quantities of Crofelemer Final ordered pursuant to a Purchase Order within [****] of the required delivery date as set forth in the Purchase Order shall be regarded hereunder as a failure to deliver for purposes of establishing Chronicity; provided, however this will not excuse NAPO from taking delivery of the Crofelemer Final that is ready for delivery (subject to all other terms and conditions of this Agreement related to delivery and acceptance of Crofelemer Final by Napo).

F. Napo shall be obligated to purchase and take delivery of such quantities of Crofelemer Final as are set forth in each accepted Purchase Order, provided such Crofelemer Final is delivered within the specified schedule as set forth therein and subject to the terms of Section 2.3E. Each time Alivus fails to deliver the Crofelemer Final ordered pursuant to a Purchase Order in a timely fashion, such failure shall be used for purposes of establishing Chronicity as per Section 2.3E.

G. Napo shall be allowed to adjust the quantities ordered on a given Purchase Order as follows:

i.

Napo shall be allowed to increase the quantity of Crofelemer Final on a Purchase Order provided to Alivus at the beginning of each Financial Year provided that a) the additional quantity is a multiple of the typical batch size (approximately 12 kg), b) the additional quantity does not cause the maximum quantity of Crofelemer Final to exceed the amount of Crofelemer Final that can be manufactured by Alivus in a given quarter (i.e., [****] until or unless there is capacity expansion planned on the behest of a written request from Napo), c) Napo provides Alivus with at least 3 months advance notification of any such increase in quantity, (e.g., on or before June 1, Napo sends a request to add an additional [****] of Crofelemer Final to the Purchase Order with a delivery date no sooner than Sept 1, d) Napo provides an updated Purchase Order for the additional Crofelemer Final, and e) Napo provides a delivery date for the additional Crofelemer Final.

ii.	Alivus shall accept or reject Napo’s request to adjust a given Purchase Order pursuant to Section 2.3.D.

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H. Each Purchase Order shall terminate as of the later of the date of the last shipment therein or March 31 of the Financial Year for which such Purchase Order was submitted to and accepted by Alivus pursuant to the terms stated in this Section 2.3. Napo will have no further obligation to purchase any Crofelemer Final on a given Purchase Order once the Purchase Order has terminated.

I. Notwithstanding anything to the contrary, unless the reasons are attributable to Napo, Napo shall not be required to pay for any Crofelemer Final pursuant to a given Purchase Order (i) if Napo has not received a timely Delivery Readiness Notice for such Crofelemer Final, (ii) when such Crofelemer Final has not been physically delivered to Napo by Alivus, or (iii) the Crofelemer Final was rejected by Napo pursuant to Section 3.5 and not replaced in a timely manner by Alivus. The quantity of Crofelemer Final in a given Purchase Order shall be reduced by the quantity of Crofelemer Final that Alivus is unable to deliver to Napo for the reasons set forth in this Section 2.3I.

2.4 Napo-Supplied CPL

A. By the 5th day of the first month of every calendar quarter, Alivus will send to Napo a written statement of Alivus’ then-current inventory of Napo-Supplied CPL, which statement will include, among other items, (i) the number of kilograms available for processing as of that date, (ii) the number of kilograms delivered to Alivus during the immediately preceding quarter and (iii) the number of kilograms consumed in processing during the immediately preceding quarter.

B. Absent an actual Force Majeure event, Napo, in accordance with each binding Purchase Order for Crofelemer Final, will provide sufficient quantities of Napo-Supplied CPL 180 days prior to Alivus’ obligations under any binding Purchase Order for Crofelemer Final, in order to allow Alivus to maintain an inventory of Napo-Supplied CPL. Napo will provide Napo-Supplied CPL (upon written notice to Alivus of the shipment readiness) which is collectively sufficient to [****] of the Crofelemer Final indicated in any Napo Purchase Order for any given quarter. Alivus shall use the Napo-Supplied CPL only for purposes of Manufacturing Crofelemer Final for Napo and its Affiliates, and for no other purpose. Alivus cannot use Napo-Supplied CPL to produce Crofelemer Final or Crofelemer-Based Product for its own use or for sale to a third-party. This Section 2.4B shall survive the expiration or early termination of this Agreement.

C. Napo shall submit an invoice for each shipment of Napo-Supplied CPL to Alivus in accordance with the terms defined in Appendix 2.4C.

D. Napo will ship DAP (port of arrival, India) (Incoterms 2010) the Napo-Supplied CPL to Alivus. Thus, Alivus’ obligations with respect to Napo-Supplied CPL shall be (i) responsibility for risk of loss upon Napo-Supplied CPL being customs cleared at port of entry into India, (ii) taking delivery of the Napo-Supplied CPL upon arrival at the port of entry into India, (iii) paying import taxes and duties applied to each Napo-Supplied CPL shipment, (iv) fulfilling all other steps necessary to ensure successful customs clearance and (v) paying shipment costs for Napo-Supplied CPL from the port of entry to Alivus’ Facility. Ownership title and risk of loss for the Napo-Supplied CPL will transfer to Alivus upon customs clearance at the port of entry in India and Alivus shall retain ownership of the Napo-Supplied CPL through all processing steps to Crofelemer Final.

E. Notwithstanding any other provisions hereinabove, Alivus shall have no liability hereunder to the extent any such liability is attributable to failure of Napo-Supplied CPL to conform to applicable Specifications upon testing (per mutually agreed and accepted test methods) at the Facility. Alivus shall test the Napo-Supplied CPL as soon as practicable and will notify Napo within five (5) Business Days of any Napo-Supplied CPL that does not meet the release Specifications set forth in the Quality Agreement.

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F. In the event Napo fails to deliver Napo-Supplied CPL, which meets the release Specifications in the Quality Agreement, and in the quantities necessary for Alivus to Manufacture Crofelemer Final in accordance with any given Purchase Order, such failure shall excuse Alivus’ obligation to supply the quantity of Crofelemer Final specified in that Purchase Order, within the timeframe requested and shall not be construed as Chronicity. However, once a sufficient amount of Napo-Supplied CPL has been provided to and accepted (having met release Specifications) by Alivus, Alivus will use commercially reasonable efforts to supply Napo with the previously Ordered quantity of Crofelemer Final.

2.5 Manufacturing IP Licensed to Alivus; Exclusivity. This Agreement is a contract manufacturing and supply agreement only. Except as set forth in Appendix 2.1, nothing contained in this Agreement shall be interpreted or construed, in any way, to prohibit Napo from purchasing Crofelemer Final from other pharmaceutical manufacturers. Alivus hereby represents [****].

ARTICLE 3

MANUFACTURING

3.1 Manufacture of Crofelemer Final.

A. Instructions and Requirements. Alivus shall Manufacture Crofelemer Final according to the applicable Manufacturing Instructions, to meet the applicable Specifications, and in accordance with both applicable Regulatory Requirements and Applicable Laws, as then in effect. Amendments to the Specifications will be handled in accordance with Section 3.6.

B. Facility. As of the Effective Date, Alivus shall use Building [****] at the Facility for the Manufacture of Crofelemer Final for Napo. Alivus shall endeavor to allocate sufficient manufacturing capacity to satisfy Napo’s forecasts.

3.2 Quality Agreement. A material violation of the Quality Agreement will be considered an event for purposes of Chronicity.

3.3 Quality Control. Alivus shall be responsible for all quality control analyses of Crofelemer Final and all Crofelemer Final shall be released by Alivus, in each case in accordance with the terms of the Quality Agreement.

3.4 Regulatory Inspections. Alivus shall cooperate with any inspection of its facilities by the FDA relating to this Agreement and, if applicable, by any other Regulatory Authority that has any jurisdiction over the Manufacturing of Crofelemer Final.

3.5 Delivery and Acceptance.

A. Delivery. Subject to the terms and conditions of this Agreement, Alivus shall deliver all Crofelemer Final ordered by Napo within the timeframe stated in the applicable Purchase Order in accordance with Section 2.3 and Appendix 2.3H. All Crofelemer Final shall be labeled by Alivus and packed for shipping in accordance with packing instructions provided by Napo. In a situation where Alivus delivers less, or in excess of the quantity ordered by Napo, invoices shall be based on the actual delivered quantity.

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B. Napo’s Responsibility. Alivus shall ship Ex-works (Alivus Facility) (Incoterms 2010) the Crofelemer Final from India specified in the applicable Purchase Order. It is the Parties’ intention that the risk of loss for each shipment of Crofelemer Final transfer from Alivus to Napo at the Facility. Thus, Napo’s obligations with respect to each shipment of Crofelemer Final shall be (i) to assume any risk of loss for each shipment of Crofelemer Final upon delivery of Crofelemer Final ~~at~~ the Facility in India, (ii) to purchase any excess insurance desired by Napo to cover each shipment, (iii) taking delivery of the Crofelemer Final from Alivus at the Facility, (iv) paying import taxes and duties applied to each Crofelemer Final shipment, and (v) paying shipment costs for Crofelemer Final from the Facility. Ownership/title to the Crofelemer Final shall not pass to Napo until Napo or Napo’s shipping agent has taken physical possession thereof.

C. Record of Analysis; Batch Record Certificate. Each delivery of Crofelemer Final, shall be accompanied by a (i) Record of Analysis; (ii) Batch Record Certificate, (iii) such other documents as may be required pursuant to the Quality Agreement and (iv) all documentation necessary for the sale and/or import of Crofelemer Final.

D. Acceptance upon Delivery. Along with any shipment of Crofelemer Final, Alivus will provide a Record of Analysis or a Batch Record Certificate, as applicable. The receiving agent at the contract formulation facility (the consignee) shall inspect all shipments of Crofelemer Final promptly upon receipt, and Napo may reject any shipment of Crofelemer Final which is nonconforming to the Specifications for Crofelemer Final. To reject delivery of a shipment of Crofelemer Final, Napo must give written notice to Alivus of Napo’s rejection of any delivery within [****] after receipt of such delivery. If no such notice of rejection is received, Napo shall be deemed to have accepted such Crofelemer Final on [****] after delivery, subject to Section 3.7C. Notwithstanding, this fifteen (15) day inspection does not apply to latent defects that are not visually identifiable.

(i) Alivus shall use commercially reasonable efforts to replace such rejected Crofelemer Final with Crofelemer Final conforming to the Specifications. The replacement Crofelemer Final and the delivery of such replacement Crofelemer Final shall be at no additional cost to Napo or its Affiliates.

(ii) Napo will, at Napo’s sole discretion, either (a) dispose of the rejected Crofelemer Final at Napo’s expense and will provide Alivus with a copy of the certificate of destruction.

To reject delivery of a shipment of Crofelemer Final based up a latent defect pursuant to Section 3.7C, Napo must give written notice to Alivus of Napo’s rejection of any delivery within fifteen (15) days after the discovery of such latent defect. If the Parties fail to agree whether Crofelemer Final conforms with the Specifications as stated in the Quality Agreement such matter shall be finally settled by an independent testing laboratory as agreed upon by the Parties and the decision of the independent testing laboratory shall be final and binding on the Parties. The said independent testing laboratory shall act as an expert and not as an arbitrator and the fees of the independent testing laboratory shall be borne by the losing Party.

Alivus shall be responsible to pay Napo for the cost of any CPL associated with Crofelemer Final that has been rejected pursuant to this Section 3.5D unless it is establised that the defect in Crofelemer Final is due to defect in CPL.

For the avoidance of doubt, this shall constitute Napo’s sole remedy for the late delivery of Crofelemer Final due to the Crofelemer Final not being accepted by Napo pursuant to this Section 3.5 and all other rights or remedies available under statute, common law or otherwise are hereby expressly exlcluded by the Parties. Notwithstanding the foregoing, if any such delivery is rejected due to a non-acceptance by Napo (pursuant to this Section 3.5) and such non-acceptance is caused by any event solely due to any act or omission of Alivus and Alivus cannot replace such Crofelemer Final before the end of the Financial Year, such quantity of Crofelemer Final will be used to reduce the quantity of Crofelemer Final that Napo is obligated to purchase under the Purchase Order for the Financial Year related to such delivery and if not promptly remediated by the end of the Financial Year shall be considered an event for purposes of Chronicity.

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3.6 Change in Specifications; Other Modifications.

A. No Changes to Specifications By Alivus. Alivus shall not, in any respect, amend, modify or supplement the Specifications, the Manufacturing process, the location of the Manufacturing, or the test methods for Crofelemer Final or any Napo-Supplied CPL or sources of CPL used in connection with Manufacturing Crofelemer Final without the prior written consent of Napo

B. Changes in Specifications, Process, or Test Methods. If an amendment to the Specifications, the Manufacturing process, or the test methods for Crofelemer Final is (i) required by any Regulatory Authority in writing, or (ii) requested by Napo, Napo promptly shall provide Alivus with appropriate documentation relating to any such changes to the Specifications or Manufacturing process to the extent that such changes affect Alivus’ Manufacturing and release of Crofelemer Final hereunder. If the requested changes can be made without modification to the existing process capability, Alivus shall implement such changes in accordance with the change control procedures applicable under cGMPs and per agreement between the Parties regarding the timing of the changes. The Parties will meet and confer on whether or not the requested changes to the Specifications can be made without modification to the existing process capability. If the requested changes can be made without modification to the existing process capability, then Alivus will make such changes without any additional cost to Napo. If the Parties determine that the requested changes cannot be made without modification to the existing process capability, then Alivus will advise Napo of the cost to Napo to effect such changes; and, the Parties will decide whether or not to proceed with the changes to the Specifications, test methods, or Manufacturing process unless those changes are mandated by a Regulatory Authority.

C. Costs to be Absorbed By Napo. Except as set forth in Section 3.6D, Napo shall be solely responsible for any additional costs or expenses incurred to implement changes to the Specifications or the Manufacturing process as required by Napo or by any Regulatory Authority, including costs of capital equipment and process upgrades, obsolescence (e.g., disposal, disposition or removal) of non-conforming Napo-Supplied CPL and any Crofelemer Final inventory or any intermediate stage.

D. Costs to be Absorbed By Alivus. Except as set forth in Section 3.6C, Alivus shall be solely responsible for any and all increased costs or expenses incurred by it as a result of any amendment of the Specifications or the Manufacturing process for Crofelemer Final (aa) requested by Alivus and consented to by Napo or (bb) required by Napo as a result of Alivus’ failure to Manufacture Crofelemer Final in conformity with the Specifications; provided however, that such failure is not as a result of Napo-Supplied CPL or change in the Specifications and/or test methods of either the Napo-Supplied CPL or Crofelemer Final or any other intermediate stage.

E. Cost Reductions. In the event of a reduction in Actual Costs or a change to the Specifications, Manufacturing process, or test methods results in a reduction in Actual Costs, the Parties shall meet to determine the revised Actual Cost such that [****] of the improvement is reflected in a reduced Purchase Price to Napo. The lowered Purchase Price will be made available to Napo starting in the first full month following the month of the implementation of the cost saving changes to the Manufacturing process or test methods, if any. The Parties agree to amend the then outstanding Purchase Order to reflect such new Purchase Price for the remainder of the Financial Year for which the Purchase Order is open.

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F. Intellectual Property.

(i) Napo shall own all right, title and interest in and to the Specifications and the Napo Intellectual Property. As stated in Section 2.5 above, Alivus shall have the right to use, during the Term, the Specifications and the Manufacturing Instructions for the limited purposes set forth herein. Alivus shall promptly disclose in writing to Napo the discovery, development, making, conception or reduction to practice of any Invention arising out of use of the Specifications and the Manufacturing Instructions and shall and does hereby assign to Napo any and all right, title or interest Alivus may have in, or to, any such Invention. Alivus shall execute any documents and perform such other acts as may be reasonably requested by Napo in order to secure, perfect, confirm, exercise or enforce Napo’s foregoing rights.

(ii) If Alivus uses any scientific methods, techniques, trade secrets and/or know-how that are not Napo Intellectual Property (“Alivus Intellectual Property”), in the process of Manufacturing Crofelemer Final, then Alivus does, hereby, grant to Napo during the Term of this Agreement a non-exclusive, worldwide, royalty-free, and sub-licensable license to such scientific methods, techniques, trade secrets and/or know-how.

(iii) Without limiting the provisions of the Confidentiality Agreement, Alivus shall use the Specifications and Napo Intellectual Property solely for purposes of performing its obligations hereunder. Alivus shall not share with or sublicense to any of Alivus’s Affiliates any of the Specifications or Napo Intellectual Property.

(iv) Napo shall have sole discretion and responsibility to prepare, file, prosecute, and maintain all patent applications and patents covering Inventions, and shall have the sole discretion and responsibility to enforce any such patent. Napo shall also be responsible for any related interference and opposition proceedings.

G. This Section 3.6 shall survive the termination or expiration of this Agreement.

3.7 Failure or Inability to Supply Crofelemer Final

A. Shortages. In the event that, absent an actual Force Majeure event and provided that there is timely supply of Napo-Supplied CPL in accordance with Specifications and accepted by Alivus, if Alivus, shall have reason to believe that it will be unable to supply Napo with the full quantity of Crofelemer Final actually ordered by Napo under a Purchase Order in a timely manner and in conformity with the warranties set forth in Section 5.2, Alivus shall promptly notify Napo thereof. Thus, promptly upon receiving such notice, the Parties shall meet to discuss how Napo shall obtain such full quantity of conforming Crofelemer Final. Compliance by Alivus with this Section 3.7A shall not relieve Alivus of any other obligation or liability under this Agreement, including any obligation or liability under Sections 3.7B or 3.7C. Unless promptly remediated by the Parties to Napo’s satisfaction, any such shortage ([****]) shall be regarded hereunder as a failure to supply for purposes of establishing Chronicity.

B. Delays. Absent an actual Force Majeure event and provided there is timely supply of Napo-Supplied CPL in accordance with Specifications and accepted by Alivus, or any shortage as set out in 3.7A above, if Alivus shall have reason to believe that it will be unable to supply Napo, in a timely manner, with the Crofelemer Final ordered by Napo, Alivus shall promptly notify Napo of the delay. If the anticipated delay is to be [****] days or more after the specified delivery date in a given Purchase Order, then Napo shall accept late delivery of the Crofelemer Final specified in the original Purchase Order. Promptly upon Napo receiving such notice (in no event later than [****]), the Parties shall meet to discuss how to mitigate the delay in supply of Crofelemer Final. Unless there is a plan to remediate the delay by the Parties to Napo’s satisfaction within 30 days of such notice to Napo, any such delay shall be regarded hereunder as a failure to supply for purposes of establishing Chronicity.

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C. Latent Defects. In the event that Napo discovers a non-conformity that could not reasonably have been detected by a customary inspection (including chemical analysis of the Crofelemer Final) upon delivery, but in no event more than [****] after delivery of Crofelemer Final by Alivus (“Latent Defect”), Napo shall give Alivus notice thereof (including a sample of such Crofelemer Final, if applicable) within [****] of such discovery. If Alivus accepts NAPO’s claim, Alivus shall, as promptly as possible, supply Napo with a conforming quantity of Crofelemer Final at Alivus’s expense to replace the Crofelemer Final that is the subject of the Latent Defect. Alivus shall be responsible to pay Napo for the cost of any CPL associated with Crofelemer Final that has been agreed by Alivus to have a Latent Defect, unless it is established that such latent defect is due to any defect in CPL. Latent Defects shall not include any claim in relation to Crofelemer Final specifications.

If the Parties fail to agree whether Crofelemer Final conforms with the terms of this Agreement, including without limitation to the Quality Agreement, or are defective or not and such matter can be determined by an independent testing laboratory, then such matter shall be settled by an independent testing laboratory as agreed upon by the Parties and the decision of the independent testing laboratory shall be final and binding on the Parties. The said independent testing laboratory shall act as expert and not as arbitrator and the fees of the independent testing laboratory shall be borne by the losing Party. If the independent laboratory decides in favour of Alivus, Alivus shall have no liability whatsoever towards the claim of Latent Defect by NAPO however if decided against Alivus, Alivus shall do the needful as stated above as if Alivus has agreed with the claim of NAPO.

3.8 Stability. Alivus shall, during the Term, take such quantities of quality control stability samples, from batches of Crofelemer Final intended for delivery to Napo, as set forth in the Quality Agreement, and as are required by cGMPs and applicable Regulatory Requirements to establish appropriate stability studies as described in the most recent version of the ICH guidelines: Stability Testing Of New Drug Substances And Products, in each case to support the claimed expiration dating for the Crofelemer Final delivered to Napo.

3.9 Legislative Changes. Each Party shall immediately advise the other if it becomes aware of any legislation or Applicable Laws (including, all health and safety, environmental, custom, trade, tariff or other import laws, approvals process or vigilance reporting requirements) which is in effect or which may come into effect after the Effective Date and which affects the obligations of the Parties hereunder.

ARTICLE 4

PURCHASE PRICE AND PAYMENT

4.1 Purchase Price for Crofelemer

A. Alivus shall Manufacture and supply Crofelemer Final at the purchase price for each Purchase Order, as specified in Appendix 1.38, (“Purchase Price”). Along with Alivus’ acceptance of each Purchase Order pursuant to Section 2.3, Alivus shall also confirm the accuracy of the Purchase Price stated on such Purchase Order.

B. The Purchase Price is derived from the Actual Cost, which shall be calculated [****] after the end of each [****] during the Term; at which point, Alivus shall provide Napo in writing with the Purchase Price for the new Financial Year. In the event of any increase in the Purchase Price, Alivus shall inform Napo after calculation of the Purchase Price for the next Financial Year. Further, upon receipt of request from Napo, Alivus will provide the reasons causing an increase in the Purchase Price.

C. Except as set forth in 3.6E, the Purchase Price for each Purchase Order is guaranteed for the life of the Purchase Order.

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4.2 Payment Terms for Purchases.

A. Invoicing and Payment for Crofelemer Final. For each delivery of Crofelemer Final, Alivus shall send a commercial invoice to Napo as soon as practicable after the product has been ordered. Invoices shall be paid on or no later than the Delivery Readiness Date. Alivus will be obligated to deliver the Crofelemer Final to Napo or its Affiliates under the respective Purchase Order subject to the terms of Section 2.3E hereof. In the event of any delay in payment by Napo beyond the Delivery Readiness Date, Alivus shall be entitled to withhold delivery of such Crofelemer Final as set forth in Section 2.3E and [****].

B. Invoicing, Payment and Annual Reconciliation for CPL. [****].

C. Currency. All references to “Dollars” or “$” shall mean the legal currency of the United States. All payments to be made under this Agreement shall be made in US Dollars, unless expressly specified to the contrary herein.

D. Taxes. Napo shall be responsible hereunder for payments of all applicable taxes on the payment of invoice amount to Alivus and shall pay any and all taxes lawfully imposed by any government authority on the purchase of Crofelemer Final. The Purchase Price is exclusive of amounts in respect of value added tax and/or goods and services tax. Napo shall, on receipt of valid value added tax invoice from Alivus, pay to Alivus such additional amounts in respect of value added tax as are chargeable on a supply of Crofelemer Final. Notwithstanding the foregoing, Neither Party shall have no responsibility or liability income taxes imposed on or payable by other Party in connection with this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

A. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions;

B. This Agreement constitutes a valid obligation of such Party and is binding and enforceable against such Party in accordance with the terms hereof; and

C. Such Party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and there is no contractual restriction or obligation binding on such Party which would be materially contravened by execution and delivery of this Agreement or by the performance or observance of its terms.

5.2 Crofelemer Final Warranties. Alivus represents and warrants:

A. that the Crofelemer Final supplied to Napo:

(i)	complies with the Specifications in the Quality Agreement and the then-current Manufacturing Instructions;

(ii)

has been Manufactured at the Facility and those portions of the Facility used in the Manufacture of Crofelemer Final are in compliance with all Applicable Laws at the time of such Manufacture (including, without limitation, applicable cGMPs and inspection requirements of FDA and other Regulatory Authorities);

(iii)	has been packaged, labeled and stored in compliance with the Specifications;

(iv)	has not been Adulterated at the time of shipment by Alivus from the Facility; and

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(v)	assuming payment in full by Napo, is free and clear of all security interests, liens and other encumbrances of any kind or character.

B. that, with respect to the Facility and the Manufacturing

(i)	neither Alivus nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FD&C Act; and

(ii)

neither Alivus nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act or any similar law in India, or who is the subject of a conviction described in such section. Alivus shall inform Napo in writing immediately if it or, to its knowledge, any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar law in India.

5.3 Napo’s representations and Warranties

A. Napo represents and warrants that:

(i)	It shall at all times, commercialize, handle and store Crofelemer Final in compliance with all Applicable Laws;

(ii)	The Manufacturing of Crofelemer Final by Alivus as per the terms of this Agreement shall not violate Applicable Law or any rights of third parties;

(iii)	The Intellectual Property rights licensed to Alivus under this Agreement do not infringe any third party intellectual property rights;

(iv)	The CPL supplied to Alivus shall comply with the Specifications and it’s use by Alivus shall not infringe Applicable Law or any rights of the third parties; and

(v)

Except as set forth in Section 2.3C, Napo has obtained and ensures to maintain any and all government authorization, consent, approval, license, exemption of or filing or registration with any country or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements.

B. Napo further represents and warrants that, with respect to manufacturing the CPL:

(i)	neither Napo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FD&C Act; and

(ii)

neither Napo nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act or any similar law in India, or who is the subject of a conviction described in such section. Napo shall inform Alivus in writing immediately if it or, to its knowledge, any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar law in India.

5.4 Both Parties Represent and Warrant. The Parties shall conduct their repective activities in connection with this Agreement in accordance with Applicable Law. Each Party further acknowledges and agrees that they and their respective Affiliates, sub-licensees and agents may be subject to anti-corruption laws including the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other Applicable Laws and Regulations for the prevention of fraud, corruption, racketeering, money laundering

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and terrorism. Such laws and regulations generally prohibit the direct, or indirect, offering, promising, or giving of any advantage, or thing of value, to a person (including private individuals or government employee or official) for the purposes of obtaining or retaining business, or to intend to induce, or induce, any improper act or decision. Each Party agrees to refrain from, and to use all reasonable endeavors to procure that their respective Affiliates and agents refrain from, any activity in the performance of their obligations and duties under this Agreement that would constitute a violation of applicable anti-corruption laws. Each Party has and will maintain throughout the duration of this Agreement policies and procedures to ensure compliance with applicable anti-corruption laws (which must constitute “adequate procedures” for the purposes of the UK Bribery Act 2010), and enforce their policies and procedures where appropriate. Neither Party nor, to its respective knowledge, any of its directors, officers, agents, employees or Affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of U.S. interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and Napo and its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

5.5 Limitation on Liability.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CLAIMS IN CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE. THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 7 NOR SHALL IT APPLY TO DAMAGES ARISING FROM EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE TOTAL LIABILITY OF ALIVUS UNDER THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE OF TOTAL AMOUNTS PAID BY NAPO IN THE BATCH(ES) OF CROFELEMER FINAL GIVING RISE TO SUCH LIABLITY.

5.6 Recalls and Withdrawals. All costs for recalls, market withdrawals and returns and destruction of Crofelemer-Based Products shall be the responsibility of Napo for any recalls, market withdrawals and returns and destruction of Crofelemer-Based Product attributable to the failure of Napo-supplied CPL to conform to applicable Specifications as of the time of its delivery to Alivus hereunder or other reasons attributable to Napo. If any recall or withdrawal is initiated due to reasons solely attributable to Alivus, Alivus shall be liable to reimburse the cost, if any, incurred towards such recall.

5.7 Insurance.

A. Napo shall maintain (i) comprehensive general liability insurance written on an occurrence basis with a combined single limit for bodily injury and property damage of not less than [****] and (ii) product liability /completed operations coverage with a per claim limit of not less than [****].

B. Alivus shall maintain (i) comprehensive general liability insurance in the amount a) [****], b) annual aggregate Insurance [****].

5.8 Disclaimer of Other Warranties. THE WARRANTIES, LIMITATIONS AND DISCLAIMERS EXPRESSLY SET FORTH IN THIS ARTICLE 5 SUPERSEDE ANY OTHER WARRANTY LIMITATIONS AND DISCLAIMERS GIVEN BY EITHER PARTY, WHETHER WRITTEN OR ORAL. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE 5, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND WITH RESPECT TO THE CPL OR CROFELEMER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information.

A. “Confidential Information” means all non-public, proprietary, or confidential information disclosed or made available, directly or indirectly, by or on behalf of one Party (“Disclosing Party”) to the other Party (“Receiving Party”), whether disclosed before or after the Effective Date of this Agreement, and whether disclosed under this Agreement, the Prior Agreement (as defined below), or otherwise in connection with the Parties’ manufacturing and supply relationship. Confidential Information includes, without limitation: (a) Product formulations, compositions, specifications, analytical methods, stability data, and manufacturing processes; (b) Technical information, trade secrets, inventions (whether or not patentable), know-how, data, improvements, and technology; (c) Regulatory filings, submissions, Drug Master Files, correspondence with regulatory authorities, and related materials; (d) Intellectual property, including patent applications, invention disclosures, and proprietary technology; (e) Commercial information, forecasts, pricing, suppliers, customers, and business plans; and (f) All notes, summaries, analyses, or other materials derived from any of the foregoing. All information considered to be Confidential information when disclosed by either Party under the Prior Agreement shall be deemed Confidential Information under this Agreement and shall be subject to the terms and conditions herein, regardless of whether such information was disclosed before the Effective Date of this Agreement

B. Obligations of Confidentiality. The Receiving Party shall: (a) Use the Confidential Information solely for the purpose of performing its obligations or exercising its rights under this Agreement (“Permitted Purpose”); (b) Not disclose Confidential Information to any third party except as expressly permitted herein; (c) Protect Confidential Information using at least the same degree of care it uses to protect its own confidential information of similar importance, but in no event less than reasonable care; and (d) Limit access to Confidential Information to its Affiliates, employees, officers, directors, subcontractors, and professional advisors who have a need to know for the Permitted Purpose and who are bound by written confidentiality obligations at least as protective as those set forth herein. The Receiving Party shall be responsible for any breach of this Section by persons to whom it discloses Confidential Information

C. Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by contemporaneous written evidence: (a) Was publicly available at the time of disclosure or becomes publicly available through no breach of this Agreement; (b) Was lawfully known by the Receiving Party prior to disclosure; (c) Is lawfully received from a third party without restriction; or (d) Is independently developed without use of or reference to the Disclosing Party’s Confidential Information.

D. Compelled Disclosure. If the Receiving Party is required by law, regulation, court order signed by a judge, or governmental authority to disclose Confidential Information, it shall (to the extent legally permitted): (a) Provide prompt written notice to the Disclosing Party; (b) Cooperate in seeking confidential treatment or protective orders; and (c) Disclose only that portion of Confidential Information legally required. Disclosure of Confidential Information pursuant to this Section 6.1D does not cause such disclosed items to cease being considered Confidential Information hereunder.

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E. Intellectual Property; No Implied License. All Confidential Information remains the sole property of the Disclosing Party. Except for the limited rights expressly granted under this Agreement to perform the Permitted Purpose, no license or other rights, whether express, implied, by estoppel, or otherwise, are granted under any intellectual property rights of the Disclosing Party. Without limiting the foregoing, Alivus shall have no right to use Napo’s Confidential Information, formulation data, or know-how for the benefit of any third party or for any purpose other than manufacturing crofelemer for Company under this Agreement.

F. Confidentiality Term; Survival. This Section 6 shall commence on the Effective Date and shall remain in effect during the Term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement (the “Disclosure Term”). Notwithstanding the foregoing, with respect to any Confidential Information that constitutes a trade secret under applicable law, the Receiving Party’s obligations shall continue for so long as such information remains a trade secret. The confidentiality obligations set forth herein apply to all Confidential Information disclosed under the Prior Agreement and shall continue for five (5) years following expiration or termination of the Disclosure Term, regardless of when such Confidential Information was originally disclosed.

G. Return or Destruction. Upon expiration or termination of this Agreement, or upon written request of the Disclosing Party, the Receiving Party shall promptly return or destroy all Confidential Information, except that it may retain: (a) One archival copy for legal compliance purposes; and(b) Electronic backup copies maintained in accordance with routine data retention policies, provided that all retained Confidential Information remains subject to this Section 6.

H. Equitable Relief. The Receiving Party acknowledges that unauthorized disclosure or use of Confidential Information may cause irreparable harm for which monetary damages may be inadequate. The Disclosing Party shall be entitled to seek injunctive or equitable relief, in addition to any other remedies available at law or in equity, without the requirement to post a bond (when permitted).

I. No Merger or Termination of Other Agreements. This Section 6 shall not merge with nor terminate any other confidentiality obligations or agreements that one Party may already be subject to with regard to the Confidential Information of the other Party, Including, but not limited to that certain Confidentiality Agreement by and between the Parties dated as of September 1, 2020.

6.2 Notification. Upon a Party’s discovery of loss or compromise of the other Party’s Confidential Information, the Party discovering the loss shall notify the other Party immediately and cooperate as reasonably requested.

6.3 Remedies. Each Party agrees that the unauthorized use or disclosure of Confidential Information in violation of the Confidentiality Agreement will cause severe and irreparable damage. In the event of any violation of the Confidentiality Agreement, the Parties agree that the Party whose Confidential Information has been disclosed shall, in addition to any other relief permitted by Applicable Law or in the Confidentiality Agreement, be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or showing actual damages, and without posting any bond. The Party sought to be enjoined agrees to waive any requirement that the Party seeking the injunctive relief post bond as a condition for obtaining any such relief.

6.4 Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 6.4 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law, including, without limitation, filings with the stock exchange authorities such as United States Securities and Exchange Commission, which may include filing a copy of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

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6.5 Press Releases. Neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party. Each Party shall provide the other with the proposed text of any such press release or public announcement for review and approval which approval shall not be unreasonably withheld, conditioned or delayed, as early as possible, but in no event less than four (4) Business Days in advance of the publication, communication or dissemination thereof; provided, however, that the receiving Party shall notify the proposing Party in writing of any objections to such press release or public announcement within three (3) Business Days after receipt by the receiving Party of the text of such public announcement. Notwithstanding the foregoing, but consistent with Section 6.4 above, this Section 6.5 shall not be applicable to filings and disclosures required by Applicable Law.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Alivus. Alivus shall indemnify, defend and hold Napo and its Affiliates and their respective officers, directors, employees and agents (“Napo Indemnitees”) harmless from and against any and all losses, damages, liabilities, assessments, costs, charges, or claims (“Losses”) arising out of or resulting from any Third Party claims made or suits brought against Napo which arise or result from: (i) the breach of any of Alivus’ representations and warranties set forth in this Agreement; (ii) Alivus’ negligence or willful misconduct in the performance of this Agreement, or (iii) Alivus’s material breach of this Agreement; except in each case of clauses (i) through (iii), if, and to the extent, Napo has an obligation to indemnify the Alivus Indemnitees, or any one of them, pursuant to Section 7.2. Notwithstanding the foregoing, in no event will the entire liability of Alivus under this Agreement exceed the Purchase Price received by Alivus in connection with the batch(es) of Crofelemer Final giving rise to such liability.

7.2 Indemnification by Napo. Napo shall indemnify, defend and hold Alivus its Affiliates and their respective officers, directors, employees and agents (“Alivus Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any Third Party claims made or suits brought against Alivus which arise or result from: (i) the breach of any of Napo’s representations and warranties set forth in this Agreement; (ii) a claim by a Third Party that the Manufacturing/supply of Crofelemer Final by Alivus in accordance with Napo’s Manufacturing Instructions or, marketing and sale of any finished Crofelemer-Based Product by Napo or its Affiliates causes injury to the Third Party or infringes such Third Party’s intellectual property rights or (iii) Napo’s negligence or willful misconduct in the performance of this Agreement, or (iv) Napo’s material breach of this Agreement; except in each case of clauses (i) through (iv) if, and to the extent Alivus has an obligation to indemnify the Napo Indemnitees, or any one of them, pursuant to Section 7.1. Notwithstanding the foregoing, in no event, save and except the eventuality covered in Section 7.2(ii) above, the entire liability of Napo under this Agreement shall exceed the value of the Purchase Order of Crofelemer Final giving rise to such liability.

7.3 Procedures.

A. A Party making a claim for indemnity under this Article 7 hereinafter is referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Section shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a Third Party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such written notice

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will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such delay. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the written request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including the posting of such bond or other security as may be required by any governmental authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.

B. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the sole expense of such Indemnified Party.

C. Upon written request of the Indemnifying Party, the Indemnified Party shall to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred, (i) take such action as the Indemnifying Party may reasonably request in connection with such action, (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, or (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

D. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Losses (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

ARTICLE 8

TERM

8.1 Term. This Agreement shall become effective upon the Effective Date and shall remain in full force and effect until March 31, 2029, unless sooner terminated pursuant to Section 8.2 below (the “Term”). At the end of the Term, the Parties may extend this Agreement for successive renewal terms of minimum of two (2) years by mutual agreement of the Parties in a written instrument, signed by both Parties and specifically referencing this Agreement.

8.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:

A. Napo may terminate this Agreement:

(i) Immediately upon notice to Alivus in the event that Regulatory Authorities cause the withdrawal of CPL, Crofelemer Final or any Crofelemer-Based Product from the market for safety and/or non-compliance reasons;

(ii) Upon 30 days’ notice to Alivus on the occurrence of Chronicity.

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B. Either Party may terminate this Agreement:

(i) immediately upon written notice if the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, (c) propose or be a party to any dissolution or liquidation, (d) make an assignment for the benefit of its creditors, or (e) admit in writing its inability generally to pay its debts as they fall due in the general course; or

(ii) immediately upon written notice in the event of any material breach by the other Party in the performance of any of its obligations herein contained that has not been cured by the defaulting Party within ninety (90) days after receiving written notice thereof from the non-breaching Party; or

(iii) immediately upon written notice in the event that, as a result of an order of government or any other official authority or change in Applicable Law, the continued operation of this Agreement in its entirety or in substantial part is prevented or delayed for an unspecified and indeterminate period.

C. Either Party may terminate this Agreement for any reason with twelve (12) months prior written notice to the other Party. If the termination date pursuant to this Section 8.2.C does not align with the last day of a Financial Year, the Minimum Purchase Quantity for the final year of this Agreement shall be pro-rated for the number of months for which this Agreement will be in effect during such final Financial Year.

8.3 Effect of Expiration or Termination.

A. Survival. The expiration or earlier termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination or expiration, and the provisions of Articles 1 (Definitions), 3.5D (Acceptance Upon Delivery), 3.7 (Failure or Inability to Supply Crofelemer Final), 4 (Payment), 5 (Representations and Warranties), 6 (Confidentiality), 7 (Indemnification), 8 (Term), and 9 (Miscellaneous) along with any other provision that would survive due to its nature or specifically designated herein to survive shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity. Upon the expiry or earlier termination of the Agreement, unless the conduct of the Parties is otherwise, the Intellectual Property License granted by NAPO to Alivus shall terminate where after save and except for any remaining material, Alivus shall cease the use of any and all Napo Intellectual Property.

B. Return of Confidential Information and Materials. Upon expiration or earlier termination of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except that the legal department of each Party may retain one copy for archival purposes.

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C. Actions Upon Termination.

(i) Upon termination of the Agreement by NAPO pursuant to Section 8.2.A(i) or 8.2.B(ii), NAPO shall take the delivery of the Crofelemer Final ready for delivery, if legally permissible, and make the payment of the Purchase Price therefor as well as for any work in progress at the Actual Cost, excluding the value attributable to the CPL, in which event Alivus shall not be liable to pay cost for CPL, therefor, with no markup. Alivus promptly shall return any remaining Napo-Supplied CPL to Napo or its designee at Napo’s expense and the Purchase Order will be cancelled without payment for the deficit in the Minimum Purchase Quantity.

(ii) Upon termination of the Agreement by NAPO pursuant to Section 8.2.A(ii) or 8.2B(i) or (ii), NAPO shall take the delivery of the Crofelemer Final ready for delivery, including Alivus’ completion of any work in progress when such is converted into Crofelemer Final, if legally permissible, and make the payment therefor. Alivus promptly shall return any remaining Napo-Supplied CPL to Napo or its designee at Napo’s expense and the Purchase Order will be cancelled without payment for the deficit in the Minimum Purchase Quantity.

(iii) Upon termination of the Agreement by Alivus pursuant to Section 8.2.B(i) or (ii), NAPO will have to take the delivery of the Crofelemer Final ready for delivery, including Alivus’ completion of any work in progress when such is converted into Crofelemer Final, if legally permissible, and make the payment therefor as well as for any deficit in the adjusted Minimum Purchase Quantity of that Financial Year as described in Section 2.1, if any. The Purchase Price used to calculate the deficit in the Minimum Purchase Quantity shall exclude the cost of CPL, and accordingly Alivus shall not be liable to pay for cost of CPL. Alivus promptly shall return any remaining Napo-Supplied CPL to Napo or its designee at Napo’s expense.

(iv) Upon termination of this Agreement for any reason other than as set forth in Section 8.2 and subject to full payment of any amount due to Alivus and/or to Napo, as of the termination date (a) Alivus immediately shall cease all Manufacturing of Crofelemer Final, (b) all submitted but unfilled Purchase Orders automatically shall be cancelled, (c) NAPO will take the delivery of the Crofelemer Final ready for delivery, including Alivus’ completion of any work in progress when such is converted into Crofelemer Final, if legally permissible, and make the payment therefor, and (d) Alivus promptly shall return any remaining Napo-Supplied CPL to Napo or its designee at Napo’s expense.

(v) The Parties shall be permitted to exercise their respective rights in accordance with the terms of the Transfer Agreement.

D. Cumulative Remedies. Except as expressly stated otherwise herein, remedies hereunder are cumulative, and nothing in this Agreement shall prevent either Party, in the case of a breach, from not terminating this Agreement and seeking to enforce its rights hereunder.

E. Accrued Obligations. Except as set forth herein, any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein. However, to the extent cancellable or revocable, both Parties will make commercially reasonable efforts to cancel or revoke and thereby limit the amount of any accrued obligations. Neither Party shall be liable for any amount that could have been avoided if cancelled or revoked by the other Party upon written notice of termination.

F. No Release. The termination or expiration of this Agreement, as the case may be, shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or obligation incurred under this Agreement through the date of such termination or expiration.

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ARTICLE 9

MISCELLANEOUS

9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to either Party shall be in writing and shall be deemed given only if delivered to the Party personally or sent to the Party by registered mail, return receipt requested, postage prepaid, or sent by an internationally recognized courier service guaranteeing next-day or second-day delivery, charges prepaid, addressed to the Party at its address set forth below, or sent by electronic mail (email transmission to the email address set forth below if acknowledged by the Party in an email reply, with the understanding that a reply email may, in fact, be directed to someone other than the original individual at the sending Party), or at such other address or fax number as such Party may from time to time specify by notice given in the manner provided herein to the Party entitled to receive notice hereunder:

For Alivus: Alivus Life Sciences Ltd.,

Alivus Life Sciences Limited,

[****]

For Napo: Napo Pharmaceuticals, Inc.

Napo Pharmaceuticals, Inc.

[****]

With a copy to:

Napo Pharmaceuticals, Inc.

[****]

9.2 Entire Agreement and Inconsistency. Subject to Section 2.5, this Agreement which includes all Appendices, exhibits and schedules attached hereto, together with the Quality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the Quality Agreement, this Agreement will prevail. In the event of a conflict or inconsistency between the provisions of this Agreement and any legal or regulatory requirements, amendments to this Agreement shall be considered promptly in good faith in order to satisfy such requirements.

9.3 Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party to any Affiliate or in connection with the acquisition of such Party or the sale of all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in violation of this Section shall be null and void.

9.4 Force Majeure. Except for either Party’s payment obligations, failure of any Party to perform its obligations under this Agreement shall not subject such Party to any liability to the other Party, or place them in breach of any term or condition of this Agreement if, and solely to the extent, such failure is caused by Force Majeure. The corresponding obligations of the other Party will be suspended to the same extent. “Force Majeure” shall mean any unanticipated event, reason or cause beyond the reasonable control of a Party (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism,

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strike, lockout or other labor disturbance, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party); provided, however, that the Party affected shall, within five (5) days of its occurrence, notify the other Party, stating the nature of the condition constituting Force Majeure as defined herein, its anticipated duration and any action being taken to avoid or minimize its effect. Then, such Party shall exert commercially reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting Force Majeure as defined herein prevents, or would likely prevent, a Party from performing its obligations under this Agreement for more than sixty (60) days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable, including the use of a Third Party to fulfill the obligations hereunder of the Party invoking the Force Majeure.

9.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

9.6 Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venture or partner of the other Party. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

9.7 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.8 No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any other Third Party (other than Jaguar Health, Inc.) any legal or equitable right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

9.9 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Napo and Alivus and specifically referencing this Agreement.

9.10 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of State of New York, without reference to its conflicts of law principles.

9.11 Dispute Resolution.

A. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (hereinafter referred to as “Dispute”), between the Parties that relates to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement, such dispute shall be resolved in accordance with this Section. Notwithstanding the provisions of this Section, however, nothing herein contained shall preclude a party from seeking equitable remedies in any court of competent jurisdiction.

B. Any Dispute shall be referred for decision forthwith to a senior executive of each Party not involved in the Dispute. If no agreement is reached within thirty (30) days of the request by one Party to the other to refer the same to such senior executive, then the Parties agree to attempt to settle such Dispute through good faith non-binding mediation efforts. If after a period of thirty (30) days, the Parties have not settled the Dispute by non-binding mediation, then any such Dispute which does not involve a claim for equitable relief shall be settled by Arbitration according to the provisions of Section 9.11C.

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C. Any Dispute that is not resolved in accordance with Section 9.11B shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”); such arbitration to be held in the Borough of Manhattan, New York, New York on an expedited basis. Each Party hereby expressly waives any right to object to such jurisdiction on the basis of venue or forum non-convenience. Any arbitration shall be conducted by three arbitrators. One arbitrator shall be selected by Napo, one arbitrator shall be selected by Alivus and the third arbitrator shall be selected by the two arbitrators so selected. The arbitrators shall have no power to change the provisions of this Agreement nor to make an award of reformation. The award rendered by the arbitrators shall be final and binding upon the Parties hereto, and judgment upon the award rendered may be entered by either Party in any court that has jurisdiction over the Parties or the subject matter of the controversy or claim. The expense of such arbitration, including attorneys’ fees, shall be allocated between the Parties as the arbitrators shall decide. The arbitration panel shall prepare and deliver to the Parties a written, reasoned opinion conferring its decision. Both Parties, solely for the purpose of collection of a judgment against them, consent to jurisdiction and venue in New York, New York, USA.

9.12 No Waiver. The failure of either Party to enforce at any time for any period the provisions of, or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights, or the right of such Party thereafter to enforce such provisions.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original, and both of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission, if identified and complete, will be regarded as an original signature and shall be as effective as delivery of a manually executed original counterpart of each such instrument.

9.14 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, the execution and delivery of such agreements, documents and instruments as may be necessary, or as the other Party may reasonably request, in connection with the Parties’ respective performances or obligations under this Agreement, or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

9.15 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

9.16 Construction. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” ”Appendix”, “Schedule,” “Exhibit” or “clause” refer to the specified Article, Section, Appendix, Schedule, Exhibit or clause of this Agreement; (v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and

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(vii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Finally, in every instance throughout this Agreement, where one Party is to give the other Party a communication in writing, it is the Parties’ intention that email shall suffice as a written instrument, so long as the Party receiving such email acknowledges receipt by replying to the sending Party (with the understanding that a reply email may, in fact, be directed to someone other than the original individual at the sending Party).

9.17 English Language and Mutual Drafting. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of each of the parties, and shall not be construed for or against any party hereto.

[SIGNATURES ON NEXT PAGE]

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SIGNATURE PAGE

Manufacturing and Supply Agreement

IN WITNESS WHEREOF, each Party hereto has executed, or caused this Agreement to be executed on its behalf, by a duly authorized signatory, as of the Effective Date.

ALIVUS LIFE SCIENCES, LTD.

/s/ Christopher Kumar
Signature

Christopher Kumar
Print Name

Legal Head
Print Title

Date: July 9, 2026

NAPO PHARMACEUTICALS, INC.

/s/ Lisa Conte
Signature

Lisa Conte
Print Name

President and CEO
Print Title

Date: July 9, 2026

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APPENDIX 1.2

COMPONENTS OF THE ACTUAL COST

[****]

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APPENDIX 1.38

PRICING TERM SHEET

S.No	Purchase Price
1.	[****]

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Appendix 2.1

Minimum Purchase Quantity

Napo is obligated to purchase the minimum purchase quantities defined below.

[****]

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APPENDIX 2.3H

SHIPPING AND BILLING PROCEDURES FOR CROFELEMER FINAL

1.

Napo will issue a formal shipping request to Alivus designating specific lots of Crofelemer to be shipped from the Facility to a given consignee. This request shall include the lot numbers to be shipped, the net weight of each lot, the ship-by date, and any other information needed for shipment to take place.

2.	Alivus will create a pro forma invoice and will send it to Napo for review. The pro forma invoice will include:

A. Designation of specific Lots (by Lot numbers) to be shipped and aggregate net weight in kilograms

B. Name and address of the consignee to which said lots are to be delivered

C. Ports of loading and discharge (departure)

D. The Purchase Price of the Crofelemer Final to be shipped

3.	Napo will review the pro forma invoice for accuracy, and if no changes are necessary, Napo will, pay the invoice amount to Alivus as detailed in the body of this Agreement.

4.	Napo, or its designee, will provide Alivus with any other necessary documents, such as disposition certificate, etc.

5.	Within 24-hours of receipt of Napo’s payment, Alivus will provide the final invoice to NAPO.

6.

Upon receipt of the payment from NAPO, Alivus will deliver the Crofelemer Final on Ex-works Alivus Facility, Incoterms 2010, to an express carrier designated by Napo. Alivus will arrange to have the freight charges billed to Napo’s account with the carrier. NAPO may elect to itself arrange shipment with an express carrier or freight forwarder to deliver the Crofelemer Final to the final destination under Ex-works (Alivus Facility), Incoterms 2010.

7.	Alivus’ clearing and forwarding agent will effect and ensure the export clearance in India.

8.	Prior to pick-up of the shipment, Alivus will issue a commercial invoice to Napo, with the invoice date being the date of delivery at the Facility.

9.

Risk of loss, and responsibility for onward transit, will transfer to Napo at the time of pick up at Alivus Facility. Napo will arrange for delivery of the Crofelemer Final from the point of pick-up to its final destination. Napo will arrange for customs clearance in the receiving country.

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APPENDIX 2.4C

SHIPPING AND BILLING PROCEDURES FOR CPL

1.	When one or more lots of CPL are to be available for shipment to Alivus, Napo will notify Alivus in writing (email will suffice) providing:

a.	Number of drums to be shipped

b.	Estimated weight in kilograms

c.	Expected ship date

d.	Purchase Price of CPL

e.	Estimated freight and insurance charges for delivery to port in India

It will not be necessary for Alivus to issue a purchase order for CPL in order for Napo to ship a consignment of CPL.

2.	Napo, or its designee, will provide Alivus the documents that are necessary for customs clearance and receipt of the CPL by Alivus, including (but not limited to):

a.	Certificate of Analysis

b.	Certificate of Origin

c.	Commercial Invoice

d.	Packing List

e.	Bills of Lading

f.	Any other documents which Alivus deems necessary for the purpose of the clearance of CPL

3.	Alivus will be responsible for (i) clearance through customs in India, (ii) payment of duties and taxes, and (iii) delivery of the CPL to the appropriate Facility for processing.

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